[DIODES(TM) INCORPORATED LOGO]

FOR IMMEDIATE RELEASE

            Diodes Incorporated Reports Record Third Quarter Results

o     Record revenues of $92.6 million, up 71%

o     Record pro forma earnings of $14.2 million, up 69%

Westlake Village, California, November 1, 2006 -- Diodes Incorporated (NasdaqGS:
DIOD), a leading manufacturer and supplier of high-quality discrete and analog semiconductors, today reported record financial results for the third quarter ending September 30, 2006.

Third Quarter Highlights:

o Revenues increased 70.8% YOY and 11.9% sequentially to a record $92.6 million

o     Gross profit increased 62.6% YOY and 11.9% sequentially to $30.7 million

o Pro forma net income increased 69.1% YOY to a record $14.2 million, or $0.49 per fully diluted share, up from $8.4 million, or $0.34 per share, in the third quarter of 2005, and $0.45 in the second quarter of 2006

o Net income on a GAAP basis increased 12.2% sequentially to $12.8 million, or $0.45 per fully diluted share, up from $11.4 million or $0.41 per share in the second quarter of 2006

o     YTD cash flow from operations increased 23.2% to $46.0 million

Revenues for the third quarter of 2006 increased 70.8% year-over-year and 11.9% sequentially to a record $92.6 million. Pro forma net income increased 69.1% year-over-year to a record $14.2 million, or $0.49 per fully diluted share, up from $8.4 million, or $0.34 per share, in the third quarter of 2005, and $0.45 in the second quarter of 2006. Pro forma results are included because under FAS 123(R), the Company began expensing stock options in the first quarter of 2006, and therefore, equivalent stock option expense was not reflected in the 2005 periods. Pro forma net income and earnings per share exclude approximately $1.6 million in non-cash, net stock option expense (see table for a reconciliation of the impact of pro forma net income to GAAP net income). Net income on a GAAP basis increased 12.2% sequentially to $12.8 million, or $0.45 per fully diluted share, compared to $11.4 million, or $0.41 per share, in the second quarter of 2006.

Commenting on the quarter, Dr. Keh-Shew Lu, President and CEO of Diodes Incorporated, said: "During the third quarter Diodes' sales and net income reached new highs, as we leveraged our innovative products, efficient manufacturing, and intense customer focus to gain market share in the discrete market and expand into adjacent segments. The planned acquisition of APD Semiconductor announced last week will provide Diodes with access to advanced technologies in the discrete semiconductor market and will allow us to offer another superior product line in respect to both cost and performance. In addition, our convertible bond issue is expected to be accretive to earnings and provides us with tremendous flexibility to pursue corporate growth initiatives, including acquisitions, to accelerate our profitable growth."

On October 5, the Company issued $230 million in aggregate principal convertible senior notes due on October 1, 2026. The notes will pay interest semiannually at a rate of 2.25% per annum, with a 39.68% conversion premium, and with any conversion premium redeemable into cash and/or shares of common stock at the Company's preference. At current market rates, the pre-tax net investment interest income on the proceeds of the bond offering is projected to be approximately $5.0 to $5.5 million per year. The Company expects this transaction to be accretive to earnings per share given the current short-term interest environment and intends to use the net proceeds from this offering for working capital and other general corporate purposes, including acquisitions.

For the first nine months of 2006, revenues increased 62.2% to $248.9 million, compared to $153.4 million in the same period last year. Net income for the first nine months of 2006 was $33.5 million, or $1.19 per fully diluted share. Pro forma net income for the first nine months of 2006, which excludes $4.3 million of net stock option expense, increased 62.1% to $37.8 million, compared to $23.3 million in the same period in 2005. Pro forma fully diluted earnings per share grew to $1.32 for the first nine months of 2006, compared to $0.96, for the same period last year.

End-Markets

"Our strong third quarter top-line growth was driven by better than expected sales in the consumer electronics segment as well as customer acceptance of our analog product line. We are extremely pleased with our progress on the Anachip acquisition and the resulting attractive cross selling opportunities and new product development initiatives combining analog and discrete circuits. Our discrete market share rose to an all time high during the quarter, driven by a broad range of end equipment categories, including digital audio players, set-top boxes, LCD monitors, notebooks and wireless LAN. For the third quarter of 2006, consumer electronics and computer made up 37% and 35% of total sales respectively, with telecom contributing 13%," commented Mark King, Sr. Vice President of Sales and Marketing.

"Asia contributed 73% of our third quarter sales, with the help of better than expected sales in the computer and consumer segments as well as robust growth in our analog product line. North American accounted for 24% of sales driven by strong OEM demand, with distributor point of sale again reaching a record high. Sales in Europe slowed sequentially as a result of the summer holiday, contributing 3% of total sales, but were up 105% from the third quarter of 2005 as we continued to make progress with new design wins and expanded customer relationships," said Mr. King. "We experienced market share gains in all regions during the third quarter for our discrete products, and in Asia, we reached another all-time high in market share."

Design Wins and New Products

"Design activity remained brisk in the third quarter with multiple wins at over 50 customers. There is strong interest in our analog designs from our traditional accounts as well as important discrete wins at original Anachip customers," Mr. King commented. "Demand for Diodes' switchers, LDO's and hall sensors was robust with wins coming from a broad list of end equipment, including digital audio players, mobile phones and set-top boxes. On the discrete side we experienced strong interest on our DFN, PowerDI and array platforms for portable media devices, power converters and LCD monitors."

Diodes recently launched the AH180, a new generation of low-voltage Hall Sensor switch designed to meet the two critical factors of today's demanding requirements of device manufacturers: time to market and solution cost. Its size, together with the exceptional power consumption performance, allow the AH180 to easily fit a wide range of applications in the portable consumer electronics and computer devices, such as razor-thin multimedia 3G wireless handsets, and positions the Company in some of the fastest growing end-user markets.

Sales of new products reached a record 29.7% of total sales, compared to 14.1% a year ago, and 24.9% last quarter, and this growth includes the contribution of the Anachip acquisition. New product revenue was driven by products in sub-miniature array, QFN, PowerDI123, PowerDI5, and Schottky platforms on the discrete side, as well as the analog product lines. Diodes released 35 products covering nine product families in the third quarter.

Additional Financial Highlights

Gross profit for the third quarter of 2006 increased 62.6% to $30.7 million, or 33.2% of revenue, compared to the same period last year. This increase in gross profit was helped by improved product mix and increased sales volume. Due to strong product demand for discrete devices and high capacity utilization during the quarter, our migration of analog production to our highly productive in-house packaging facility was not as brisk as expected in the quarter.

For the quarter, SG&A expenses were $11.8 million or 12.8% of revenue, versus $7.6 million, or 14.0% of revenue, in the comparable quarter last year. Included in third quarter SG&A expenses were $1.6 million in non-cash, stock option expense. For comparable purposes, excluding the stock option expense, SG&A for the third quarter of 2006 would have been 11.3% of sales (see table for a reconciliation of the impact of stock option expense to reported results).

Operating income for the third quarter increased 63.1% to a record $16.9 million, or 18.3% of sales, compared to $10.4 million for the third quarter of 2005. Sequentially, operating margins improved 180 basis points over the second quarter 2006 driven by increased sales volume as well as operating synergies from the Anachip combination.

In the quarter ended September 30, 2006, a one-time adjustment to correct prior year accounting for share-grants and intercompany currency losses had a tax-adjusted reduction to net income of approximately $0.6 million, equivalent to $0.02 per share.

Investment in research and development grew to $1.9 million, or 2.1% of revenue, compared to $0.94 million, or 1.7% of sales, in the third quarter of 2005.

Capital expenditures for the current quarter were $4.9 million and $32.4 million year to date. Depreciation expense for the quarter was $4.4 million and $14.1 million year to date.

At quarter-end, Diodes had $109 million in total cash and short-term investments (not including the $224 million proceeds from the bond offering), $159.3 million in working capital, $5.7 million in long-term debt and unused and available credit facilities of $50 million. For the first nine months of 2006, shareholder equity increased 23% to $277.0 million.

Business Outlook

"Coming off our 6th consecutive quarter of record revenue performance, including our 11.9% sequential growth this quarter, and with a book-to-bill ratio at parity, we currently expect to see sequential revenue growth in the 1 to 3% range, with comparable gross margins, for the fourth quarter of 2006. Over the next few quarters, as we continue to introduce new discrete and analog products and internalize packaging of our analog products, we expect to see gradual expansion in our gross margins," stated Dr. Lu. "We are very pleased with our progress to-date in executing against our strategic objectives and we are excited about the opportunities ahead for profitable growth through customer-focused innovation".

Conference Call

Diodes Incorporated will hold its third quarter conference call for all interested persons at 2 p.m. Pacific Time (5 p.m. Eastern Time) on November 1st, 2006 to discuss its results. This conference call will be broadcast live over the Internet and can be accessed by all interested parties on the investor section of Diodes' website at www.diodes.com. To listen to the live call, please go to the Investor section of Diodes website and click on the Conference Call link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes website for 60 days.

About Diodes Incorporated

Diodes Incorporated (NasdaqGS: DIOD) is a leading manufacturer and supplier of high-quality discrete and analog semiconductor products, primarily to the communications, computing, industrial, consumer electronics and automotive markets. The Company's corporate sales, marketing, engineering and logistics headquarters is located in Southern California, with two manufacturing facilities in Shanghai, China, a wafer fabrication plant in Kansas City, Missouri, engineering, sales, warehouse and logistics offices in Taipei, Taiwan and Hong Kong, and sales and support offices throughout the world. Diodes, Inc. recently acquired Anachip Corporation, a fabless analog IC company in Hsinchu Science Park, Taiwan.

Diodes, Inc.'s product focus is on subminiature surface-mount discrete devices, analog power management ICs and Hall-effect sensors all of which are widely used in end-user equipment such as TV/Satellite set top boxes, portable DVD players, datacom devices, ADSL modems, power supplies, medical devices, wireless notebooks, flat panel displays, digital cameras, mobile handsets, DC to DC conversion, Wireless 802.11 LAN access points, brushless DC motor fans, and automotive applications. For further information, including SEC filings, visit the Company's website at http://www.diodes.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as the integration of ADP within Diodes existing operations, the Company's ability to successfully make additional acquisitions, fluctuations in product demand, the introduction of new products, the Company's ability to maintain customer and vendor relationships, technological advancements, impact of competitive products and pricing, growth in targeted markets, successful integration of acquired companies and/or assets, risks of foreign operations, availability of tax credits, and other information detailed from time to time in the Company's filings with the United States Securities and Exchange Commission.

Source: Diodes Incorporated

CONTACT: Carl Wertz, Chief Financial Officer, Diodes Incorporated (805) 446-4800

e-mail: carl_wertz@diodes.com
or
Crocker Coulson, President, CCG Investor Relations, (310) 231-8600, Ext. 103, e-mail: crocker.coulson@ccgir.com

Recent news releases, annual reports, and SEC filings are available at the Company's website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.

        CONSOLIDATED CONDENSED INCOME STATEMENT and BALANCE SHEET FOLLOWS

                      DIODES INCORPORATED AND SUBSIDIARIES
                   CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                                   (Unaudited)

                                                       Three Months Ended           Nine Months Ended
                                                           September 30,              September 30,
                                                   -------------------------   ---------------------------
                                                       2005          2006          2005           2006
                                                   -----------   -----------   ------------   ------------
Net sales                                          $54,200,000   $92,575,000   $153,398,000   $248,876,000
Cost of goods sold (1)                              35,323,000    61,879,000    100,428,000    166,532,000
                                                   -----------   -----------   ------------   ------------
    Gross profit                                    18,877,000    30,696,000     52,970,000     82,344,000
Selling and general administrative                   7,581,000    11,825,000     21,469,000     34,824,000
  expenses (2)
Research and development expenses (3)                  938,000     1,941,000      2,688,000      5,985,000
Loss (gain) on disposal of fixed assets                     --        32,000       (105,000)       152,000
                                                   -----------   -----------   ------------   ------------
    Total operating expenses                         8,519,000    13,798,000     24,052,000     40,961,000
    Income from operations                          10,358,000    16,898,000     28,918,000     41,383,000
Other income (expense)
    Interest income                                     23,000     1,069,000         66,000      2,807,000
    Interest expense                                  (188,000)      (89,000)      (465,000)      (363,000)
    Other                                              116,000    (1,563,000)        95,000     (1,758,000)
                                                   -----------   -----------   ------------   ------------
                                                       (49,000)     (583,000)      (304,000)       686,000
Income before income taxes and minority interest    10,309,000    16,315,000     28,614,000     42,069,000
Income tax provision (4)                            (1,621,000)   (3,212,000)    (4,523,000)    (7,778,000)
                                                   -----------   -----------   ------------   ------------
Income before minority interest                      8,688,000    13,103,000     24,091,000     34,291,000
Minority interest in joint veture earnings            (305,000)     (333,000)      (802,000)      (824,000)
                                                   -----------   -----------   ------------   ------------
Net income                                         $ 8,383,000   $12,770,000   $ 23,289,000   $ 33,467,000
                                                   ===========   ===========   ============   ============
Earnings per share
    Basic                                          $      0.38   $      0.50   $       1.08   $       1.31
    Diluted                                        $      0.34   $      0.45   $       0.96   $       1.19
                                                   ===========   ===========   ============   ============
Number of shares used in computation
    Basic                                           22,010,235    25,686,913     21,658,863     25,520,156
    Diluted (5)                                     24,731,514    28,152,592     24,344,795     28,055,154
                                                   ===========   ===========   ============   ============

                      DIODES INCORPORATED AND SUBSIDIARIES
        CONSOLIDATED RECONCILIATION OF NET INCOME TO PRO FORMA NET INCOME

Pro forma consolidated statements of income are presented because we use it as an additional measure of our operating performance. Pro forma net income and pro forma net income per share should not be considered as alternatives to net income, earnings per share or other measures of consolidated operations and cash flow data prepared in accordance with accounting principles generally accepted in the United States of America, as indicators of our operating performance, or as alternatives to cash flow as a measure of liquidity. Pro forma consolidated statements of income are intended to present our operating results, excluding items described below, for the periods presented.

Pro forma net income and earnings per share reconciliation

                                                    Three Months Ended          Nine Months Ended
                                                      September 30,               September 30,
                                                -------------------------   -------------------------
                                                    2005          2006          2005          2006
                                                -----------   -----------   -----------   -----------
GAAP net income                                 $ 8,383,000   $12,770,000   $23,289,000   $33,467,000
                                                ===========   ===========   ===========   ===========
Pro forma adjustments:
  Stock option expense
    included in cost of goods sold:                      --       133,000            --       399,000
  Stock option expense
    included in selling and general
    administrative expenses:                             --     1,355,000            --     4,112,000
  Stock option expense
    included in research and
    development expenses:                                --       146,000            --       439,000
    Total stock option expense                           --     1,634,000            --     4,950,000
  Income tax benefit related to
    stock option expense                                 --       228,000            --       661,000
Pro forma net income                            $ 8,383,000   $14,176,000   $23,289,000   $37,756,000
                                                ===========   ===========   ===========   ===========
    Diluted shares used in computing
      Pro forma earnings per share               24,731,514    28,152,592    24,344,795    28,055,154
    Incremental shares considered
      to be outstanding:                                 --       499,355            --       497,651
                                                -----------   -----------   -----------   -----------
    Adjusted diluted shares used in computing
      Pro forma earnings per share               24,731,514    28,651,947    24,344,795    28,552,805
                                                ===========   ===========   ===========   ===========
Pro forma earnings per share
    Basic                                       $      0.38   $      0.55   $      1.08   $      1.48
    Diluted                                     $      0.34   $      0.49   $      0.96   $      1.32
                                                ===========   ===========   ===========   ===========

1) For the quarter and nine months ended September 30, 2006, includes $133,000 and $399,000 of stock option expense, respectively.

2) For the quarter and nine months ended September 30, 2006, includes $1,355,000 and $4,112,000 of stock option expense, respectively.

3) For the quarter and nine months ended September 30, 2006, includes $146,000 and $439,000 of stock option expense, respectively.

4) For the quarter and nine months ended September 30, 2006, includes $228,000 and $661,000 of income tax benefit related to stock option expense, respectively.

5) For the quarter and nine months ended September 30, 2006, 499,355 and 497,651 incremental shares are considered to be outstanding under FAS123R, respectively.

                      DIODES INCORPORATED AND SUBSIDIARIES
               CONSOLIDATED RECONCILIATION OF NET INCOME TO EBITDA

EBITDA represents earnings before net interest expense, income tax provision, depreciation and amortization. Our management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in evaluating companies in our industry. In addition, our management believes that EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending, which items may vary for different companies for reasons unrelated to overall operating performance. As a result, our management uses EBITDA as a measure to evaluate the performance of our business. However, EBITDA is not a recognized measurement under generally accepted accounting principles, or GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, income from operations and net income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for our management's discretionary use, as it does not consider certain cash requirements such as a tax and debt service payments.

The following table provides a reconciliation of Net Income to EBITDA:

                                  Three Months Ended
                                     September 30,
                                  -----------------
(in thousands)                      2005      2006
                                  -------   -------
Net Income                        $ 8,383   $12,770
Plus:
  Interest expense, net               165      (980)
  Income tax provision              1,508     3,212
  Depreciation and amortization     4,074     4,383
                                  -------   -------
  EBITDA                          $14,130   $19,385
                                  =======   =======

                                  Nine Months Ended
                                    September 30,
                                  -----------------
(in thousands)                      2005      2006
                                  -------   -------
Net Income                        $23,288   $33,467
Plus:
  Interest expense, net               399    (2,445)
  Income tax provision              4,523     7,778
  Depreciation and amortization    11,887    14,053
                                  -------   -------
  EBITDA                          $40,097   $52,853
                                  =======   =======

                      DIODES INCORPORATED AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEET
                                   (Unadited)

                                     ASSETS

                                                 December 31,   September 30,
                                                     2005            2006
                                                 ------------   -------------
CURRENT ASSETS                                                   (unaudited)
  Cash and cash equivalents                      $ 73,288,000   $ 53,157,000
  Short-term investments                           40,348,000     56,139,000
                                                 ------------   ------------
    Total cash and short-term investments         113,636,000    109,296,000
  Accounts receivable
    Customers                                      48,348,000     70,049,000
    Related parties                                 6,804,000      5,554,000
                                                 ------------   ------------
                                                   55,152,000     75,603,000
    Less: Allowance for doubtful receivables         (534,000)      (675,000)
                                                 ------------   ------------
                                                   54,618,000     74,928,000
  Inventories                                      24,611,000     45,767,000
  Deferred income taxes, current                    2,541,000      2,565,000
  Prepaid expenses and other current assets         5,326,000      6,663,000
  Prepaid income taxes                                     --        441,000
                                                 ------------   ------------
    Total current assets                          200,732,000    239,660,000
PROPERTY, PLANT AND EQUIPMENT, at cost, net
  of accumulated depreciation and amortization     68,930,000     89,168,000
DEFERRED INCOME TAXES, non current                  8,466,000     11,043,000
OTHER ASSETS
  Equity investment                                 5,872,000             --
  Goodwill                                          5,090,000     24,093,000
  Other                                               425,000      2,906,000
                                                 ------------   ------------
TOTAL ASSETS                                     $289,515,000   $366,870,000
                                                 ============   ============

                      DIODES INCORPORATED AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEET
                                   (Unaudited)

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                              December 31,   September 30,
                                                                  2005            2006
                                                              ------------   -------------
                                                                              (unaudited)
CURRENT LIABILITIES
  Line of credit                                              $  3,000,000    $         --
  Accounts payable
    Trade                                                       18,619,000      37,250,000
    Related parties                                              7,921,000      13,215,000
  Accrued liabilities                                           19,782,000      27,756,000
  Long-term debt, current portion                                4,621,000       1,954,000
  Capital lease obligations, current portion                       138,000         141,000
                                                              ------------    ------------
    Total current liabilities                                   54,081,000      80,316,000
LONG-TERM DEBT, net of current portion                           4,865,000       3,709,000
CAPITAL LEASE OBLIGATIONS, net of current portion                1,618,000       1,508,000
MINORITY INTEREST IN JOINT VENTURE                               3,477,000       4,321,000
                                                              ------------    ------------
    Total liabilities                                           64,041,000      89,854,000
STOCKHOLDERS' EQUITY
  Preferred stock - par value $1.00 per share;
    1,000,000 shares authorized;
    no shares issued and outstanding
  Common stock - par value $0.66 2/3 per share;
    70,000,000 shares authorized; 25,258,119 and 25,930,914
    shares issued at December 31, 2005
    and September 30, 2006, respectively                        16,839,000      17,355,000
  Additional paid-in capital                                    94,664,000     111,357,000
  Retained earnings                                            114,659,000     148,126,000
                                                              ------------    ------------
  Less:                                                        226,162,000     276,838,000
    Accumulated other comprehensive gain (loss)                   (688,000)        178,000
                                                              ------------    ------------
    Total stockholders' equity                                 225,474,000     277,016,000
                                                              ------------    ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                     289,515,000     366,870,000
                                                              ============    ============